China Packaging Group Inc.
Teng Daliang CEO
Tel: +86-0571-82835778
E-mail: tdl@sdgroup.com
http://www.cnpti.com

FOR IMMEDIATE RELEASE

China Packaging Group Inc. Announces Appointment of Independent
Directors and Appointment of PricewaterhouseCoopers LLP as
Independent Registered Public Accounting Firm for 2011

HANGZHOUZHOU, CHINA, November 1, 2010 – China Packaging Group Inc. (OTCBB: CPAK.OB), a leading Chinese paper packaging manufacturer, today announced that the Company appointed three independent members to its Board of Directors.

The Board of Directors of China Packaging voted to increase the number of directors constituting the full board of directors from two to five and appointed Messieurs Yaoquan Zhang, Shun-Kuen Chan and Michael Zhang to fill the newly created vacancies on the board, effective immediately. All three new directors are independent directors and will serve on the audit committee, the compensation committee and the governance and nominating committee of the Board.

Mr. Shun-Kuen Chan will serve as chairman of the audit committee Mr. Shun-Kuen Chan is a certified practicing accountant and a member of Australian Society of Certified Practising Accountants. He is also an associate member of Hong Kong Institute of Certified Public Accountants. Since 2008, Mr. Chan has served as President of The Institute of Certified Finance & Responsible Officers in Hong Kong. Mr. Chan is currently the managing director of Sino Resources Investment Fund since April 2009. From November 2007 to March 2009, he was Investment Director of Development Principles Group where he was in charge of getting companies listed in Hong Kong. From June 2006 to October 2007, he was Senior Vice President of KGI Capital Asia Limited. From December 2003 to June 2006, Mr. Chan was Director of KCG Securities Asia Limited. Mr. Chan graduated from University of Wolverhampton, England with a Bachelor’s Degree in Law and Macquarie University, Sydney, Australia with a Bachelor’s Degree in Economics. He also received a Master’s Degree in Commerce from the University of New South Wales, Australia.

Mr. Michael Zhang will serve as chairman of the compensation committee. Mr. Michael Zhang has over 18 years of experience in internal audit, external audit and risk management. Since January 2010, Mr. Zhang is the Vice President and SOX Project Director of A-Power Energy Generation Systems Ltd. He also serves as Executive Director of Beijing Kingstar Consulting Firm Limited since September 2009 and as an independent director of Well-Tech (Changzhou) Electronic Technology Co., Ltd. since May 2009. From August 2007 to May 2009, Mr. Zhang was Executive Director of Business Risk Services with Ernst & Young (China) Advisory Limited. From April 2005 to April 2007, he was the Director of Enterprise Risk Services with Deloitte Touche Tohmatsu CPA Ltd. Mr. Zhang graduated from Northwest University with a Bachelor Degree in Computational Mathematics. He received a Master’s Degree in Quantitative Economics from Renmin University and MBA in Finance from Hong Kong Chinese University. Mr. Zhang is a certified internal auditor.

Mr. Yaoquan Zhang will serve as chairman of the governance and nominating committee. Mr. Yaoquan Zhang has more than 20 years of experience in the paper packaging industry. Mr. Zhang is currently the Vice President of China Packaging Federation and President of Zhejiang Province Paper Packaging Industry Technology Center. He has held these positions since 2005, Mr. Zhang graduated from Huadong Institute of Technology with a Bachelor’s Degree .

“We are very pleased to welcome Mr. Yaoquan Zhang, Mr. Shun-Kuen Chan and Mr. Michael Zhang to our Board of Directors. The new directors bring diverse and extensive experience to us and will be a tremendous resource for us. We look forward to working with them to strengthen our corporate governance and to position our company for continued growth,” said Mr. Nengbin Fang, Chairman of China Packaging.

The Board also approved the engagement of PricewaterhouseCoopers LLP as the Company’s consultant to assist the Company to comply with the internal control over financial reporting requirements of the Sarbanes-Oxley Act of 2002 and related SEC regulations. In addition, the Board approved the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for its fiscal year ended December 31, 2011, after we have fulfilled our contract with our existing auditors Bernstein & Pinchuk LLP through the fiscal year ending December 31, 2010.

Bernstein & Pinchuk LLP will continue to serve as our independent registered public accounting firm for fiscal year ending December 31, 2010. There have been no disagreements between the Company and Bernstein & Pinchuk LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

About China Packaging Group Inc.

China Packaging Group Inc. is a leading paper packaging company in China. It is principally engaged in the design, manufacturing and sale of flexo-printed and color-printed corrugated paper cartons in a variety of sizes and strengths. It also manufactures corrugated paperboards, which are used for the production of our flexo-printed and color-printed cartons. The Company provides paper packaging solutions to a wide variety of industries, , including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors in China. For more information, visit http://www.cnpti.com

Safe Harbor Statements

This press release may contain forward-looking statements. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Packaging to be accurate, nor does China Packaging purport it to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

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